Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Virginia Beach, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc. (the “Company”), on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245 and 333-198696), Form S-3 (No. 333-193563, 333-194252, 333-203563, 333-206014, 333-207241, 333-211506, 333-212426, 333-213294, 333-221877 and 333-222971), Form S-4 (No. 333-204957) and Form S-8 (Nos. 333-205845 and 333-213102) of our report dated February 26, 2020, relating to the consolidated financial statements and consolidated financial statement schedules as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
February 26, 2020